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                                                                     Exhibit 2.4

                             TAX MATTERS AGREEMENT

     This Tax Matters Agreement (this "Agreement") is dated as of August 31, 1995 and is made by and between Exide Corporation, a Delaware corporation ("Exide"), and Heller Financial, Inc., a Delaware corporation ("Heller").

                                  WITNESSETH:

     WHEREAS, Exide and Heller have entered into that certain Purchase Agreement dated as of August 9, 1995 (the "Purchase Agreement"), the effectiveness of which is expressly conditioned upon, among other things, the execution of this Agreement; and

     WHEREAS, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement, Exide has acquired by a merger transaction (the "Merger") all of the issued and outstanding capital stock of Schuylkill Holdings, Inc. (which, collectively with its wholly-owned subsidiary, Schuylkill Metals, Inc., shall be hereinafter referred to as "Schuylkill"); and

     WHEREAS, Exide and Heller desire hereby to set forth their agreement to share the payment of certain contingent tax liabilities of Schuylkill if and to the extent that such liabilities may become payable subsequent to the effective time of the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

     1.  Definitions.

     1.1 For purposes of this Agreement, the following terms shall have the indicated meanings:

     "Contingent Note" means that certain Contingent Note dated as of the date hereof and made by Exide in favor of Heller, as such Contingent Note may be amended from time to time.

     "Contingent Tax Liabilities" owed at any given time means the contingent federal and state tax liabilities (including interest and penalties, if any) of Schuylkill relating to its 1988 and 1989 tax audits that have become due and payable as of such time and to any tax liabilities (including interest and penalties, if any) relating to its 1990, 1991 and 1992 tax years that have become due and payable as of such time from the amortization by Schuylkill of certain non-competition agreements entered into by Schuylkill in 1988 and 1990.

     1.2 Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Purchase Agreement, as it may be amended from time to time.

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     2.  Allocation of Contingent Tax Liabilities.

     2.1 Exide and Heller agree that, for a period of four and one-half (4-1/2) years from the date of this Agreement (the "Allocation Period"), Exide and Heller shall allocate between them the Contingent Tax Liabilities that have become due and payable during the Allocation Period as follows: Exide and Heller shall share the Contingent Tax Liabilities equally up to a total of $1,000,000. Exide shall pay any Contingent Tax Liabilities in excess of such $1,000,000 amount. If the Contingent Tax Liabilities shall exceed $1,000,000 during the Allocation Period, Exide shall be entitled to set-off up to $500,000 of the amounts paid by Exide in excess of $1,000,000 against any payments that it may be obligated to make to Heller under the Contingent Note. Heller shall pay to Exide interest at the rate of six percent (6%) per annum, up to a maximum aggregate amount of $30,000, on the cash amount of the Contingent Tax Liabilities that Heller actually pays, such interest to accrue from the date of this Agreement and to be payable by Heller to Exide at the time that Heller is otherwise required to pay its share of the Contingent Tax Liabilities to Exide. Heller shall in no event be liable for any Contingent Tax Liabilities that become due and payable after the end of the Allocation Period. For purposes of this Agreement, payments of Contingent Tax Liabilities by Schuylkill shall be deemed to have been made by Exide.

     2.2 Exide shall notify Heller after it (or Schuylkill) has made any payments in respect of the Contingent Tax Liabilities and shall provide Heller with such evidence of the payment by Exide (or Schuylkill) of the Contingent Tax Liabilities as Heller may reasonably request and showing Heller's share of such payments determined in accordance with the provisions of this Agreement, as well as with documentation (including without limitation tax returns, Internal Revenue Service examination reports and closing agreements) demonstrating in reasonable detail how the Contingent Tax Liabilities were determined. After Exide has provided all of the foregoing materials to Heller, Heller shall promptly (and in any event within 15 business days) pay to Exide such amounts as shall then be due pursuant to the terms of this Agreement.

     3. Wire Transfers. All payments to Exide pursuant to this Agreement shall be made by wire transfer according to the following instructions (or according to such other instructions as Heller may be otherwise advised in writing by Exide at least five (5) days prior to any payment):

                         Corestates Bank
                         ABA Routing Number 031000011
                         Credit Account of Exide Corporation
                                Account Number 81250286
                         Reference:  Heller Financial

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     4.   Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matters contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matters hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

     5. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and shall be deemed given upon the earlier of delivery thereof, if by hand or upon receipt if sent by certified or registered mail, postage prepaid, return receipt requested, or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communications of such type), to Heller at 500 West Monroe Street, Chicago, Illinois 60661, Telecopy (312) 441-7173, Attention: Project Management Organization, Schuylkill Account Manager, or to Exide at 645 Penn Street, Reading, Pennsylvania 19612, Telecopy (610) 378-0232, Attention: Chief Financial Officer, or to such other address as the party to whom notice is to be given may provide in a written notice to the other party.

     6. Applicable Law. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

     7. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     8. Successors, Assigns, Transferees. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors, and assigns, provided that neither party to this Agreement may transfer its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement.

     9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

                           [signature pages follow]

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



EXIDE CORPORATION:


By: /s/ Alan E. Gauthier
    -----------------------------

Name:   Alan E. Gauthier
     ----------------------------

Its:  Executive Vice President
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HELLER FINANCIAL, INC.:


By: /s/ Brad Ament
    -----------------------------

Name:   Brad Ament
     ----------------------------

Its: Assistant Vice President
     ----------------------------